Exhibit 10.47

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002
Phone 713.507.6400

February 21, 2011

Bruce A. Williamson
Address on File with Dynegy Inc.

RE:	Offer of Severance with Release under the Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective January 1, 2008 (the “Plan”).

Dear Bruce:

As you are aware, your employment with Dynegy Inc., and its related companies (collectively, “Dynegy”) will terminate on March 11, 2011 (the “Termination Date”).  On your Termination Date, you become eligible to receive severance pay and benefits under the Plan, as well as certain additional benefits.

In order to receive benefits under the Plan and certain other severance benefits, as discussed in more detail below, you must:

1.	sign and return the attached Severance Agreement and Release (the “Release”) on February 21, 2011 in the first signature line provided for you (“First Signature”);

2.	not revoke your First Signature of the Release for seven (7) days following your signature;

3.
sign and date the Release on or after your Termination Date in the second signature line provided for you (“Second Signature”) and mail in the attached envelope with a postmark of no later than 11:59 p.m., March 31, 2011; and

4.	not revoke your Second Signature of the Release for seven (7) days following your signature.

Please note that a signed Release in the second signature line received by Dynegy or postmarked after 11:59 p.m. on March 31, 2011 will result in you being ineligible for the severance benefits discussed below.

As discussed, you are not eligible to receive any benefits and/or payments pursuant to the Dynegy Inc. Executive Change in Control Severance Pay Plan or any additional true up payments as a result of a change in control that occurs either prior to or after your Termination Date.

The key severance benefits and treatment of certain other benefits upon severance are set forth below along with certain other items related to a non-competition period and consulting arrangement:

A.	Severance Benefits Under the Plan and Certain Other Severance Benefits:

1.	Severance Pay:

Subject to your timely execution of the Release following your Termination Date, Dynegy will provide severance pay to you in a lump sum amount of $2,000,000, representing 24 months of severance pay (the “Severance Payment”).  The Severance Payment does not count for benefit purposes or any other plan purposes and will be subject to all applicable withholding taxes.  Dynegy will make the Severance Payment to you as soon as administratively possible after the expiration of the revocation period set forth in the Release, but in no event later than April 8, 2011, provided that you have timely executed the Release without revocation.  The Severance Payment will be paid either by direct deposit if available or by check and sent to your last known mailing address.  You are responsible for informing the Plan Administrator, by written letter delivered within ten (10) days of such an address change.

 2.           Medical/Dental/Vision Insurance:

Subject to your timely execution of the Release following your Termination Date, in accordance with the terms and conditions of the Plan, Dynegy will provide you and your eligible dependents with access to continued medical, dental and vision coverage for up to your entire “severance period” (as such term is defined in the Plan) under the Dynegy-sponsored group medical, dental and vision plans that you and your eligible dependents were participating in immediately prior to your Termination Date (the “Dynegy Extended Medical Benefits”).  The Dynegy Extended Medical Benefits coverage period runs concurrently with your COBRA continuation coverage period and is dependent upon (i) you continuing to timely pay the premiums for the full cost of such coverage and (ii) the availability and terms of such coverage.  You will receive detailed information along with an election application for this coverage from our COBRA administrative services provider.  Your Dynegy Extended Medical Benefits coverage is predicated upon the timely completion of such application and the timely payment of the premiums.  You will receive a reimbursement from Dynegy, as taxable income, equal to the difference between the required premium (which shall continue for the full severance period) paid by you and the cost for such coverage based on active employee rates for each month of such Dynegy Extended Medical Benefits coverage.  Payment shall be made as follows: (i) no later than April 8, 2011 a payment equal to $31,000 and (ii) on the last day of each of months 19 thorough 24, $1,700.  The Dynegy Extended Medical Benefits coverage will immediately end upon your obtaining new employment and eligibility for comparable coverage (you are obligated to promptly report such eligibility to Dynegy).  Your election of the Dynegy Extended Medical Benefits will not adversely affect your right to elect COBRA continuation coverage (the total cost of which is completely payable by you) except that the period of your COBRA continuation coverage will be reduced by the period of your Dynegy Extended Medical Benefits coverage.  (With certain exceptions, COBRA generally provides for a maximum coverage period of eighteen (18) months.)  Continued coverage under COBRA is not conditioned upon your execution of the Release; however, upon your execution of the Release, your rate for the “severance period” of COBRA continuation coverage will be the same as the rate charged to active employees for similar coverage.  Any questions that you may have concerning your Dynegy Extended Medical Benefits coverage or your COBRA continuation coverage should be directed to the Dynegy Benefits Center at 1.800.611.4488.

3.           2010 Short term incentive pay:

A payment, no later than March 15, 2011, of $850,000 equal to your Short Term Incentive (STI) Payment for the 2010 performance year.  The STI Payment will be paid by check and sent to your last known mailing address.  You are responsible for informing the Plan Administrator of a change in mailing address by written letter delivered to the Vice President of Human Resources within ten (10) days of such an address change.

4.           Settlement of Performance Units:

Notwithstanding anything to the contrary set forth in the award agreements and the applicable plan documents, upon your timely execution of the Release following your Termination Date, you also become eligible for a lump sum payment of $1,500,000 in full settlement of all your outstanding performance units granted to you by Dynegy.  This payment will be paid by check no later than April 8, 2011, and sent to your last known mailing address.

5.	Stock Options, Restricted Stock and phantom stock units:

Severance will trigger full vesting of previously received outstanding stock options, restricted shares and phantom units.  Please refer to your applicable grant agreements for further details.  Please be advised that you must satisfy certain tax requirements, as vesting of restricted stock is considered a “taxable event”.  To meet those tax obligations, the appropriate number of shares of your vesting award will be sold unless you elected otherwise.

If you need to contact E*Trade, Dynegy’s third-party stock option/restricted stock administrator, you can do so at their website at etrade.com or by telephone at 1-800-838-0908.

6.	Personal Paid Time Pay:

Dynegy will pay you an amount equal to all accrued unused Personal Paid Time (“PPT”) for which you are eligible under the PPT plan which is 8 weeks of pay or $166,666.  This payment will be made to you regardless of your execution of the Release on your Termination Date.  This payment is subject to all employee-elected and applicable contributions and withholdings, including, but not limited to, any employee contributions to your account in a Dynegy-sponsored 401(k) savings plan (which contributions, Dynegy will match subject to the terms and conditions of the plan), Social Security, Medicare, federal, state and local taxes.

7.	401(k) and Retirement Plans:

Your contributions to a Dynegy-sponsored 401(k) savings plan cease upon your Termination Date.  Please contact the Vanguard Customer Service Center at 1.800.523.1188 or www.vanguard.com for any questions and for information regarding your balance, outstanding loans, loan repayment options, possible tax consequences or distributions from your account. Your active participation in a Dynegy-sponsored retirement plan also ceases upon your Termination Date.  If you have a vested interest in a Dynegy-sponsored retirement plan, “qualified” or non-qualified, you will receive a letter notifying you of your benefit and payout options.  Please contact the Dynegy Total Rewards Service Center at 1.800.611.4488 with any questions or for more information.  It is strongly recommended that you consult your tax advisor prior to making any election under the 401(k) savings and/or retirement plans.

8.	Other Benefit Plans:

Participation in all other Company-sponsored employee benefit plans and programs generally ceases upon your Termination Date, subject to the terms of each plan.

B.
non-competition period: Following the Termination Date, you agree not to compete with Dynegy for three years (“Non-Competition Period”).  As consideration for this Non-Competition Period, you will be paid $1,500,000.  This payment will be paid by check no later than April 8, 2011, and sent to your last known mailing address.

C.
consulting arrangement: Following the Termination Date, you agree to provide limited consulting services to Dynegy until December 31, 2011 and to reasonably assist Dynegy with its litigation matters taking into account you other business activities and commitments.  Notwithstanding anything herein to the contrary, the Termination Date shall cause you to have a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and this arrangement shall not require service that would be inconsistent with that characterization.

This letter is general in nature.  Should any discrepancies occur between the contents of this letter and the provision of a policy, plan or grant agreement referred to herein, the provisions of the particular policy, plan or grant agreement document will control.

Very truly yours,

/s/ Julius Cox

Julius Cox
Vice President, Human Resources
Dynegy Inc.

DYNEGY INC. EXECUTIVE SEVERANCE PAY PLAN

SEVERANCE AGREEMENT AND RELEASE

Bruce A. Williamson (“Employee”), hereby elects to participate in the Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective January 1, 2008 (the “Plan”), in accordance with its terms and conditions.  A copy of the Plan has been provided to Employee.

Employee understands that in order to receive the severance payments and health benefits continuation coverage provided under the Plan and the additional benefits specified herein or in the Letter Agreement to which this Release is attached (“Severance Benefits”), he/she must sign this Severance Agreement and Release (the “Release”) and return it to the Vice President of Human Resources at Dynegy Inc., 1000 Louisiana Street, Suite 5800, Houston, Texas 77002.  Employee understands that he/she has been given twenty-one (21) days to consider executing this Release. Employee has been advised to consult with an attorney before he/she signs this Release. Employee understands that he/she will have seven (7) days after he/she signs this Release to change his/her mind and revoke this Release. Employee further understands that this Release will not become effective and enforceable until after that seven-day period has expired.

By signing this Release, Employee acknowledges that he/she is not eligible to receive any benefits and/or payments pursuant to the Dynegy Inc. Executive Change in Control Severance Pay Plan or any additional true up payments as a result of a change in control event that occurs either prior to or after Employee’s termination date.

RELEASE

In consideration for the Severance Benefits and by signing this Release, Employee understands that Employee is knowingly, irrevocably, and voluntarily agreeing for Employee and for his/her heirs, executors and assigns, to a full and complete release of Dynegy Inc., its predecessors, successors, subsidiaries, operating units, affiliates, divisions and the agents, representatives, officers, directors, shareholders, employee benefit plans, employees and attorneys and each of the foregoing (individually and collectively called the “Company” or “Employer”), and that Employer is knowingly, irrevocably, and voluntarily agreeing to a full and complete release of Employee, his/her heirs, executors and assigns, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Employee’s employment and termination of employment with Employer, including but not limited to, any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §§1981, 1983 and 1985, which prohibits violations of civil rights; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101, et seq., which prohibits discrimination against the disabled; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., as amended by the Older Workers Benefit Protection Act of 1990, which prohibits age discrimination in employment; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. §201, et seq., including the Wage and Hour Law relating to payment of wages; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., which requires certain notices in plant closings or mass layoffs; Texas Commission on Human Rights Act, Texas Labor Code Chapter 21, which prohibits discrimination in employment; and all other federal, state or local laws or regulations.  This Release by Employee and Employer also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, fraud in the inducement, violations of state or federal securities laws, wrongful termination, wrongful discharge in violation of public policy, retaliation, breach of any express or implied covenant of good faith and fair dealing, that Employer has dealt with Employee unfairly or in bad faith, unpaid wages, overtime pay, vacation pay, unpaid bonus compensation, punitive damages, compensatory damages, back-pay, reinstatement, front-pay, liquidated damages, injunctive relief, costs or attorneys’ fees, based on or arising out of Employee’s employment by Employer and/or Employee’s termination therefrom, and all other common law contract and tort claims.  Provided, however, Employee is not waiving (i) any rights or claims that may arise after this Release is signed by Employee, (ii) any rights or claims arising under this Release or Sections A.2, A.5. and A.6. of the Letter Agreement of February 21, 2011, to which it is attached, (iii) any rights or claims related to vested medical, dental, vision, 401(k) and pension benefits, “qualified” or non-qualified, under any of the Company’s applicable employee benefit plans, (iv) his rights to indemnification as an officer and director of the Employer to the full extent provided by the bylaws of the Employer and any applicable insurance or (v) anything not waivable as a matter of law.

Nothing in this Release shall be construed to restrict or prevent Employee from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”) or from participating in an investigation or proceeding conducted by the EEOC.  This Release does not impose any condition precedent, any penalty or any other limitation adversely affecting his/her right to file a charge or complaint, including a challenge to the validity of this Release, with the EEOC or to participate in any investigation or proceeding conducted by the EEOC.  However, Employee understands and recognizes that even if a charge is filed by him/her or on his/her behalf with an administrative agency, he/she will not be entitled to any damages or payment of any money relating to any event which occurred prior to his/her execution of this Release.

Waiver of Reinstatement

Employee forever waives and relinquishes any right or claim to reinstatement of employment with Employer following his/her termination, and acknowledges that Employer has no obligation to rehire and return Employee to active duty at any time in the future.

Acknowledgements

1.	Employee acknowledges that Company has advised Employee to consult with an attorney before executing this Release and the Company acknowledges that it is represented by counsel.

2.
Employee has carefully read the contents of this Release, and understands the contents of this Release.  Employee is executing this Release voluntarily, knowingly, and without any duress or coercion.  In the event Employee does consult with an attorney before executing this Release, Employee acknowledges that he/she is relying upon the advice of an attorney of his/her own choosing, who has carefully and fully read and explained the Release and the effect of this instrument to Employee prior to Employee’s execution of the Release.

3.
THIS RELEASE WAS EXECUTED BY EMPLOYEE ON OR AFTER HIS/HER TERMINATION DATE and Employee was extended a period of twenty-one (21) days within which to consider this Release and this has afforded Employee ample opportunity to consult with personal, financial, and legal advisors prior to executing this Release.  Nonetheless, in the event Employee executes this Release prior to the end of the 21-day time period after presentment of this Release to Employee, Employee hereby certifies and represents that Employee’s decision to do so is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.  Should Employee sign this Release before the expiration of the 21-day time period, the Company may expedite the processing of the Severance Benefits provided in exchange for this Release where practicable.

4.
Employee understands that for a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release by notifying Julius Cox, Vice President, Human Resources, Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, in writing, of Employee’s desire to do so.  Employee understands that only after the 7-day revocation period has elapsed without the right of revocation having been exercised, shall this Release become effective and binding.

5.
Employee acknowledges and agrees that the Severance Benefits provided to Employee under the Plan are consideration to which Employee is not otherwise entitled under any other Company plan, program, or prior agreement.

6.
Employee acknowledges and agrees that he/she will be paid $1,500,000 in full settlement for his/her outstanding performance units granted to him/her by Dynegy.  Such payment shall be made in a lump sum no later than April 8, 2011.  Employee acknowledges and agrees that his/her outstanding performance units are those that were granted to him/her on March 6, 2008, March 4, 2009 and March 3, 2010.

7.
Employee acknowledges and agrees that he/she will be paid his/her Short Term Incentive Payment for the 2010 performance year, in the amount of $850,000, when such payments are paid to Company employees generally, but not later than by March 15, 2011.

8.
For three years after your termination date, Employee acknowledges and agrees that he/she will not directly or indirectly:  (i) hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise (as defined below); or (ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with his/her association engage, or directly or indirectly manage or supervise personnel engaged, in any activity that is substantially related to any activity that he/she was engaged in for the Company at any time during the year before the end of his/her employment.  Employee further acknowledges that if he/she fails to abide by these terms, the Company reserves the right to pursue all legal and/or equitable remedies available to it.  In exchange for the non-competition period set forth in this Section 8, the Company will pay to him/her a lump sum amount of $1,500,000 no later than April 8, 2011.  “Competitive Enterprise” means any business enterprise that is an independent power producer which shall be limited to the entities listed on Exhibit A hereto.

9.
Employee acknowledges and agrees that following his/her termination of employment and until December 31, 2011, he/she will provide limited consulting services to the Company taking into account his other obligations and commitments (the “Services”) but only to the extent provided by the Letter Agreement to which this Release is attached.  The Services shall be providing such assistance to the Company as the Board of Directors of Dynegy Inc. and/or the Chief Executive Officer of Dynegy Inc. may reasonably request.  The Services shall be performed at mutually convenient times for the Company and Employee.

10.
Employee acknowledges and agrees that following his/her termination of employment, he/she will assist the Company with its litigation matters as reasonably requested by the Board of Directors of Dynegy Inc. and/or the Chief Executive Officer of Dynegy Inc.  taking into account his other obligations and commitments.  Such assistance shall be performed at mutually convenient times for the Company and Employee.

11.	Employee acknowledges and agrees that he/she will not receive any outplacement assistance benefits under the Plan.

12.
Employee understands that the Severance Benefits shall constitute the entire amount of monetary consideration provided to Employee for this Release, that Employee is not entitled to this consideration if Employee does not sign this Release (or revokes this Release after execution) and that Employee will not seek any further compensation for any other claimed damages, costs or attorneys’ fees (except for the fees and expenses agreed upon in the engagement letter executed by you and Morgan, Lewis & Bockius LLP on February 16, 2011) in connection with Employee’s employment with the Company, the separation of Employee’s employment, or any other matters encompassed by this Release.

13.
The Severance Benefits are subject to all applicable deductions and employment/income taxes.  Employee acknowledges and agrees that the Company has made no representations regarding the tax consequences of any amounts he/she received, and Employee agrees to indemnify the Company for any income tax amounts (but not penalties or interest) that may be deemed subject to withholding tax which were not withheld from these amounts.

14.	Employee and Company agree to comply with the non-disparagement provisions of Section IV.K. of the Plan.

15.
Employee understands and acknowledges that, as an employee of the Company, Employee has had access to valuable trade secrets and confidential and proprietary information of the Company.  Employee agrees to comply with Section IV.J. of the Plan regarding non-disclosure of confidential and proprietary information, which requires among other things, (i) maintaining the confidentiality of any trade secret or proprietary information acquired by Employee during Employee’s employment, and (ii) not using any such trade secret or confidential/proprietary information of the Company for personal gain.  Employee further acknowledges that if he/she fails to abide by these terms, the Company reserves the right to pursue all legal and/or equitable remedies available to it.

16.
Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by the Company.  Such cooperation includes, without limitation, Employee being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and depositions and trial testimony.  The Company will reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

General Provisions

1.
This Release sets forth the entire agreement between the parties hereto and supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter of this Release.  This Release expresses the full terms upon which Employer and the Employee conclude the employment relationship.  There are no other representations or terms relating to the Employee’s employment relationship or the conclusion of that relationship other than those set forth in writing in this Release.  Employee hereby represents and acknowledges without reservation that, in executing this Release, he/she does not rely and has not relied upon any representations or statements made by the Company, its agents, attorneys, employees, or representatives with regard to the subject matter, basis or effect of this Release or otherwise, other than as specifically stated in this written Release. Company may assign its rights and obligations under this Agreement.

2.
In the event that any paragraph, provision, sentence, phrase or word of this Release should be held to be void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.  Should the Release be held invalid, Employee understands that he/she shall return the monies given to him/her under the Plan and the other payments specified herein in consideration for the execution of this Release.

3.	This Release shall be construed and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Texas.

4.
Employee hereby submits to the personal jurisdiction of, and venue in, the federal and state court districts which encompass Harris County, Texas for any actions arising out of or relating to this Release.

5.	Employee has carefully read, fully understands, and agrees to be bound by all of the provisions of this Release and the Plan.

DYNEGY INC.

By:	/s/ Kent R. Stephenson
Kent R. Stephenson,
Senior Vice President and General Counsel

First Signature Line

February 21, 2011	/s/ Bruce A. Williamson
February 21, 2011	Bruce A. Williamson

Employee acknowledges and agrees that no payments or benefits shall be provided hereunder unless Employee executes this Release in the second signature line below following his/her termination of employment and does not revoke such execution for seven (7) days following such execution.

Second Signature Line

/s/ Bruce A. Williamson
Date	Bruce A. Williamson

Exhibit A

NRG Energy, Inc.
Calpine Corporation
GenOn Energy Holdings, Inc.

With respect to each company above, including their subsidiaries and affiliates which such company controls.